SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form 8-K

                                 CURRENT REPORT

                      Pursuant to Section 13 or 15 (d) of
                      the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 8, 1997

                               WASTEMASTERS, INC.

             (Exact name of registrant as specified in its charter)

                Maryland             0-12914           52-1507818

             (State or other       (Commission        (IRS Employer
             jurisdiction of)      File Number)     Identification No.)

           11940 Coman Road, Waldron, Michigan                      49288
           (Address of Principal Executive Offices)              (Zip Code)

       Registrant's telephone number, including area code: (800)408-7274

Item 1. Changes in control of Registrant

        On May 8, 1997 the Company released the following press release that states:

            WASTEMASTERS, INC. ARRANGES NEW FINANCING AND TERMINATES
                    AGREEMENT WITH STRATEGICA CAPITAL CORP.

BALTIMORE, MD-May 8th, 1997 - WasteMasters, Inc. (NASDAQ SmallCap: WAST) has received $300,000 in capital from the proceeds of a private placement of the Company's common stock. The funds will be used to meet the Company's immediate working capital requirements. The Company simultaneously has retained Star Funding, Inc. of Lexington, MA to obtain $6,000,000 of long term debt financing. The proceeds from the debt financing will be used to develop the Company's existing landfills, acquire other waste processing sites and for working capital. The funding and closing of the loan will be subject to the Lender's satisfactory due diligence.

        In a separate transaction, the Company announced it has terminated the Memorandum of Understanding with Strategica Capital Corporation ("Strategica") of Miami, Florida which was to provide a $4,000,000 line of credit to the Company. The closing was subject to Strategica completing its due diligence and restructuring the existing indebtedness of the Company to creditors other than Strategica, on terms satisfactory to the Company and Strategica.

        WasteMasters, Inc. Chairman, A. Leon Blaser, Ph.D. stated "The financing contemplated with Strategica Capital was to stabilize the Company and build long term value for our stockholders. It is unfortunate that the Company was unable to structure the financing in such a way that it would be in the best long term interests of the Company's shareholders."

For more information contact:

Richard Masters
President & CEO
WasteMasters, Inc.
11940 Coman Road
Waldron, Michigan 49288
(800)408-7274


                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereon to duly authorized.

                                      WASTEMASTERS, INC.

Date: May 14, 1997                    By:  /s/ Richard Masters
                                           _____________________________
                                           Richard Masters
                                           President and Chief Executive Officer